Exhibit-99  Draft  Notice


                  DRAFT  NOTICE  OF  APPLICATION  FOR  DEREGISTRATION


        [DRAFT  NOTICE  OF  APPLICATION  FOR  DEREGISTRATION]

SECURITIES  AND  EXCHANGE  COMMISSION

Release  No.  IC-_______;  811-8924

Calvert  New  World  Fund,  Inc.;  Notice  of  Application  for
Deregistration,  May ____,  2001.

Agency:  Securities  and  Exchange  Commission  ("SEC"  or  "Commission").

Action: Notice of Application for Deregistration under Investment Company Act of 1940, as amended (the "1940 Act").

Applicant:  Calvert  New  World  Fund,  Inc.  ("Applicant").

Relevant  Investment  Company  Act  Section:  Section  8(f).

Summary of Application: An application (the "Application") in which Applicant seeks an order declaring that it has ceased to be an investment company under the 1940 Act.

Filing  Date:  The  application  on  Form  N-8F  was  filed  on  May  17,  2001.

Hearing or Notification of Hearing: An order granting the application will be issued unless the SEC orders a hearing. Interested persons may request a hearing by writing to the SEC's Secretary and servicing Applicant with a copy of the request, personally or by mail. Hearing requests should be received by the SEC by 5:30 p.m. on May_____, 2001, and should be accompanied by proof of service on the Applicant, in the form of an affidavit or, for lawyers, a certificate of service. Hearing requests should state the nature of the writer's interest, the reason for the request, and the issue contested. Persons who wish to be notified of a hearing may request notification by writing to the SEC's secretary.

Addresses:  Secretary,  SEC,  450  Fifth  Street,  NW  Washington,  DC  20549.
Applicant,  4550  Montgomery  Avenue  Suite  1000N  Bethesda,  MD  20814.
For  Further  Information  Contact:  ______________________.

Supplementary Information: Following is a summary of the Application; the complete Application is available for a fee from the SEC's Public Reference Branch.


Applicant's  Representations:

1. Applicant is a Maryland corporation and is registered as an open-end management investment company under the 1940 Act.

2. On December 7, 2000, the Board of Directors of the Applicant approved an Agreement and Plan of Reorganization (the "Agreement") between the Applicant and Calvert Impact Fund, Inc. (the "Merger"). Subsequently, the Merger was approved by vote of the Applicant's shareholders at a meeting of shareholders held on March 29, 2001.

3. In connection with the Merger, Calvert Impact Fund, Inc. filed a Registration Statement on Form N-14 (File Nos. 333-52292 and 811-10045) on January 23, 2001, which contained the Agreement.

4. In connection with the Merger, Applicant distributed the shares which were received from Calvert South Africa Fund, a portfolio of Calvert Impact Fund, Inc. in return for the sale of all or substantially all of Applicant's assets.

5. As of the date of the Application, Applicant has no shareholders, assets or liabilities other than expenses incurred in connection with its deregistration and dissolution, as described in the Application.

6. Applicant is not a party to any litigation or administrative proceeding. Applicant is not presently engaged in, nor does it propose to engage in, any business activities other than those necessary for the winding-up of its affairs.

     For the Commission, by the Division of Investment Management, pursuant to delegated authority.



                                                Jonathan  G.  Katz
                                                Secretary